Exhibit 10.2

SUBORDINATION AGREEMENT AND RIGHT TO PURCHASE DEBT

This Subordination Agreement and Right to Purchase Debt (this “Agreement”) is made as of June 29, 2017 by and among CHICAGO VENTURE PARTNERS, L.P., a Utah limited partnership (“Creditor”), JAGUAR ANIMAL HEALTH, INC., a Delaware corporation (“Borrower”), and HERCULES CAPITAL, INC. (f/k/a Hercules Technology Growth Capital, Inc.), a Maryland corporation (“Agent”), in its capacity as administrative agent for itself and the Lender (as defined in the Loan Agreement (as defined below)).

Recitals

A.                                    Borrower has requested and/or obtained certain loans or other credit accommodations from Lender which are or may be from time to time secured by assets and property of Borrower pursuant to the terms of that certain Loan and Security Agreement dated August 18, 2015 by and among Borrower, Agent and Lender, as amended by the First Amendment thereto, dated April 21, 2016, and as further amended by the Second Amendment thereto, dated March 31, 2017 (as amended, the “Loan Agreement”).

B.                                    Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time, subject to the terms of the Loan Agreement.

C.                                    Subject to the terms and conditions of this Agreement, Creditor is willing to subordinate:  (i) all of Borrower’s indebtedness and obligations to Creditor, whether presently existing or arising in the future (the “Subordinated Debt”), to all of Borrower’s indebtedness and obligations to Agent and Lender; and (ii) all of Creditor’s security interests, if any, in Borrower’s property, to all of the Agent’s security interests in the Borrower’s property.

D.                                    As further consideration for Agent’s execution and delivery of this Agreement, Borrower makes the further agreements and acknowledgments set forth in Section 11 hereof.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.                                      Creditor subordinates to Agent any security interest or lien that Creditor may have in any property of Borrower.  Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Agent, the security interest of Agent in the Collateral, as defined in the Loan Agreement, shall at all times be prior to the security interest of Creditor.  Capitalized terms not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2.                                      All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Agent and Lender now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any Bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the “Senior Debt”).

3.                                      Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt (other than by the conversion of all or part of the Subordinated Debt into Borrower’s common stock in accordance with the terms of any notes evidencing the Subordinated Debt), by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower (other than an action solely for specific performance to compel Borrower, following Borrower’s uncured material breach, to deliver shares of its common stock to Creditor in accordance with the terms of any notes evidencing the Subordinated Debt), for so long as any portion of the Senior Debt remains outstanding, provided, however (and notwithstanding anything to the contrary herein) that Creditor may convert any part of the Subordinated Debt, including any fees payable with respect thereto, into common stock of Borrower in accordance with the terms of any notes evidencing such Subordinated Debt.

4.                                      In consideration for Creditor’s subordination agreements with respect to the Subordinated Debt made pursuant to this Agreement and the payment made by Borrower to Agent from the proceeds received by Borrower from the Subordinated Debt, Agent hereby grants to Creditor the right to purchase the Senior Debt and all related transaction documents and security interests (the “Purchased Debt”) at any time for an amount equal to the full value of Borrower’s obligations under the Purchased Debt, including principal, interest, fees (including a further end of term charge of $40,000 if the obligations under the Loan Agreement are not paid in full within 90 days of the date hereof), accrued expenses and other costs owed by Borrower to Agent, including attorney’s fees, pursuant to the Loan Agreement, as it may be amended (such amount, the “Purchase Price”, and such right, the “Purchase Right”). Creditor may exercise the Purchase Right by delivering written notice to each of Agent and Borrower in accordance with the provisions of Section 11.2 (Notice) of the Loan Agreement. Agent and Creditor covenant and agree: (i) to proceed in good faith to document the purchase and assignment of the Purchased Debt in a timely manner following receipt of written notice from Creditor of its exercise of the Purchase Right, it being agreed that the Purchased Debt (and related loan documents) shall be acquired by Creditor on an “as-is” basis; and (ii) to execute and deliver all such other agreements, certificates, instruments and documents, as reasonably required in order to carry out the purchase and assignment of the Purchased Debt and the transfer of all related security interests from Agent to Creditor. Borrower hereby confirms, acknowledges and agrees that (x) the sale of the Purchased Debt to the Creditor is an assignment permitted under Section 11.7 of the Loan Agreement; (y) Borrower’s consent is not required for the purchase and assignment of the Purchased Debt to Creditor; and (z) Borrower shall do and perform, or cause to be done and performed, all such further acts and things, and execute and deliver all such other agreements, certificates, instruments and documents as either Agent or Creditor may reasonably request in order to carry out the purchase and assignment of the Purchased Debt and the transfer of all related security interests from Agent to Creditor. Agent further covenants and agrees not to sell, transfer, assign, pledge or hypothecate the Purchased Debt to any third party unless such third party agrees to take the Purchased Debt subject to the terms and conditions of this Agreement.

5.                                      Creditor shall promptly deliver to Agent in the form received (except for endorsement or assignment by Creditor where required by Agent) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt (i) other than any shares of Borrower common stock received by Creditor upon conversion of all or part of the Subordinated Debt in accordance with the terms of any notes evidencing the Subordinated Debt and (ii) other than in accordance with this Agreement.

6.                                      In the event of Borrower’s insolvency, reorganization or any case or proceeding under any Bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Agent’s and Lender’s claims against Borrower shall be paid in full before any cash payment is made to any Creditor.

7.                                      For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Agent as Creditor’s attorney-in-fact, and grants to Agent a power of attorney with full power of substitution, in the name of Creditor or in the name of Agent, for the use and benefit of Agent, without notice to Creditor, to perform at Agent’s option the following acts in any Bankruptcy, insolvency or similar proceeding involving Borrower:

(i)                                     To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 15 days before the expiration of the time to file claims in such proceeding and if Agent elects, in its sole discretion, to file such claim or claims; and

(ii)                                  To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Agent deems appropriate for the enforcement of its rights hereunder.

8.                                      In the event of Borrower’s insolvency, reorganization or any case or proceeding, arrangement or transaction under any federal or state bankruptcy or insolvency law or similar laws or proceedings involving the Borrower, for so long as any of the Senior Debt remains unpaid, if the Agent, the

Lender or any of them shall seek to provide the Borrower or any other Loan Party with any financing under Section 364 of the Bankruptcy Code, or Agent or Lender support or consent to such financing provided by a third party, or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (each, a “DIP Financing” or “Cash Collateral Use”), with such DIP Financing or Cash Collateral Use to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code (or any similar provision of any foreign laws relating to the relief of debtors) would be Collateral), then Creditor agrees that it will raise no objection and will not support, directly or indirectly, any objection to such DIP Financing or Cash Collateral Use nor object to the liens or claims granted in connection therewith on any grounds, including a failure to provide “adequate protection” for the liens, if any, securing any Subordinated Debt (and will not request any adequate protection as a result of such DIP Financing or Cash Collateral Use, and will not support any debtor-in-possession financing or Cash Collateral Use which would compete with such DIP Financing or Cash Collateral Use which is provided to or consented to by Agent or Lender).  In addition, Creditor agrees that it will not provide nor seek to provide or support any debtor-in-possession financing without the prior written consent of the Agent.

9.                                      Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.  No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower.  In addition, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

10.                               This Agreement shall remain effective for so long as Agent or Lender has any obligation to make credit extensions to Borrower or Borrower owes any amounts to Agent or Lender under the Loan Agreement.  If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Agent or Lender for any reason (including, without limitation, the Bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Agent all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditors, Agent or Lender may take such actions with respect to the Senior Debt as Agent and Lender, respectively, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount in connection with any DIP Financing, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  Notwithstanding the foregoing, the Senior Debt may not be amended to increase the principal amount of the Senior Debt without Creditor’s consent; provided that such consent shall not be required if the principal amount is increased in connection with a DIP Financing. No such action or inaction shall impair or otherwise affect Agent’s or Lender’s rights hereunder.

11.                               Borrower hereby agrees with Agent as follows: (a) this Agreement shall constitute a “Loan Document” for all purposes under the Loan Agreement (including, without limitation, Section 9.2 of the Loan Agreement); (b) $1,000,000 of the proceeds from the Subordinated Debt shall be used by Borrower to prepay an equal amount of the principal outstanding under the Loan Agreement within two business days following the Amendment Effective Date (as defined below); and (c) Borrower shall use good faith efforts to agree with Agent to a binding, definitive amendment agreement reflecting the terms set forth in Exhibit A on or before July 7, 2017 (the “Amendment Effective Date”).

12.                               This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Agent.  This Agreement is solely for the benefit of Creditor, Agent and Lender and not for the benefit of Borrower or any other party.  Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Agent makes a request of Creditor,

Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

13.                               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14.                               This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Jurisdiction shall lie in the State of California.  THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES.  TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein shall be resolved by judicial reference pursuant to Code of Civil Procedure Section 638 et seq before a mutually acceptable referee or, if none is selected, then a referee chosen by the Presiding Judge of the California Superior Court for Santa Clara County, provided this provision shall not restrict any party from seeking to enforce any prejudgment remedies.

15.                               This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  No Creditor is relying on any representations by Agent, Lender or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Creditor and Agent.

16.                               In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Agent”

HERCULES CAPITAL, INC.

By:	/s/ Zhuo Huang

Name:	Zhuo Huang

Title:	Associate General Counsel

“Borrower”

JAGUAR ANIMAL HEALTH, INC.

By:	/s/ Lisa A. Conte

Name:	Lisa A. Conte

Title:	President and CEO

[CREDITOR SIGNATURE PAGES FOLLOW]

“Creditor”

CHICAGO VENTURE PARTNERS, L.P.

By:	Chicago Venture Management, L.L.C.,
its General Partner

	By:	CVM, Inc., its Manager

		By:	/s/ John M. Fife
John M. Fife, President

EXHIBIT A

(see attachment)

Via e-mail: lconte@jaguaranimalhealth.com

June 26, 2017

Lisa Conte

Chief Executive Officer

Jaguar Animal Health Inc.

201 Mission St #2375,

San Francisco, CA 94105

Dear Lisa:

Based on our recent discussions, and the information provided to us by Jaguar Animal Health, Inc. (“Jaguar”), we are proposing to make the following changes to the Loan & Security Agreement (and existing amendments) between Hercules Capital Inc. (“Hercules”) and Jaguar.

1.                                      Hercules consents to Chicago Venture Partners (“CVP”) providing a $1.7M unsecured loan (“CVP Loan”) to Jaguar, subject to executing the Subordination Agreement with Hercules.  Jaguar agrees that no changes can be made to the terms of CVP Loan without Hercules consent Jaguar can make changes to the pricing terms only for stock payments to CVP.  For avoidance of doubt, no changes can be made to cash payment terms for the CVP Loan without Hercules consent.

2.                                      Hercules agrees to amend the L&SA subject to the following conditions:

i)                                         Funding of the $1.7M CVP Loan.

ii)                                      $1M principal paydown of Hercules loan before July 31, 2017.

Subject to the above conditions, Hercules agrees to amend the L&SA such that:

•                  The minimum cash requirement would change from $1.5M to $500k, i.e., Jaguar would need to maintain at least $500k in cash balance in accounts over which Hercules has an Account Control Agreement.  The minimum cash requirements will reduce by the amount of principal payment made each month (see related point below).

•                  Jaguar would make interest only payments for the months of August, September and October 2017.  Hercules loan would start to amortize on Nov 1, 2017, with no changes to the loan maturity date, i.e., Aug 1, 2018.

•                  If Hercules loan is not paid off in full within 90 days of the merger consummation between Napa and Jaguar, an additional End of Term Charge

400 Hamilton Ave, Suite 310

Palo Alto, CA 94301

650- 289-3065 (Direct)

650-473-9 I 94 (Fax)

of $40,000 will become due to Hercules, at the earlier of payoff of maturity of the Hercules loan.

The proposed terms and conditions are provided for discussion purposes only and do not represent an agreement.  The actual terms and conditions are subject to satisfactory completion of review of documentation and such other terms and conditions as may be determined by Lender and which would be contained in definitive legal documents for the loan amendment contemplated hereby.

Sincerely,

/s/ Himani Bhalla
Himani Bhalla
Principal, Life Sciences
Hercules Capital, Inc.

AGREED AND ACCEPTED this 26 day of June, 2017

Jaguar Animal Health Inc.

By:	/s/ Lisa A. Conte

Name:	Lisa A. Conte

Title:	President and CEO

The information contained herein is confidential and may not be released by you or your representative in written or verbal form without the prior written consent of the Lender.

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